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                                    CONSENT                      Exhibit 23(iii)

                               MEILICKE & PARTNER
                            Popplesdorfer Allee 106
                               Bonn 53115 Germany

                                                              August 8, 1995

        The undersigned is the German tax counsel identified in this
Registration Statement on Form S-3 (Registration No. 33-     ) and hereby
consents to the references to our firm as experts in German tax matters under the headings "Risk Factors -- Tax Matters", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Experts", in Note 7 to the Consolidated Financial Statements, and in Note 3 to the Consolidated Summary Financial Statements, contained in the prospectus constituting a part of such Registration Statement.

Very truly,


Meilicke & Partner


x /s/ W. MEILICKE
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Dr. W. Meilicke